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                              [CELTRIX LETTERHEAD]


NEWS RELEASE



                              CONTACT: Andreas Sommer, Ph.D.
                                       President and Chief Executive Officer
                                       (408) 988-2500


               CELTRIX SUBSTANTIALLY BOLSTERS ITS PATENT PORTFOLIO

     SAN JOSE, CA -- February 18, 1999 -- Celtrix Pharmaceuticals, Inc. (Nasdaq:
CTRX) announced today that it has received a Notice of Allowance from the U.S. Patent and Trademark Office on a key patent application relating to therapeutic delivery of its lead product candidate, SomatoKine(R) (IGF-I/BP3 complex). The allowed patent claims specific methods of delivering effective doses of IGF-I using SomatoKine to treat any indication.

     The allowed claims of this patent application cover IGF-I dose levels which the company has tested in several recently completed Phase II clinical feasibility studies. The allowed claims cover routes of administration and delivery techniques that may be desirable alternatives to frequent subcutaneous injections.

     "What is particularly exciting about this patent is the breadth of its claims, specifically the coverage of all indications," commented Andreas Sommer, Ph.D., Celtrix's president and chief executive officer. "Whereas Celtrix already owns specific intellectual property relating to the systemic treatment of osteoporosis, catabolic diseases, wound healing, trauma, burns, as well as certain hematologic and renal indications, this new patent claims the use of SomatoKine to deliver IGF-I at dose levels that the company believes are necessary for efficacy. In earlier Phase I clinical safety studies and in several recently completed Phase II clinical feasibility studies, the company has demonstrated that such dose levels can be safely administered using its SomatoKine technology."

     Celtrix has also added other patents to its portfolio in recent months:
U.S. patents covering various aspects of a manufacturing process for SomatoKine; the use of SomatoKine for the treatment of certain renal disorders; and a method for predicting how a patient will respond to SomatoKine. Celtrix currently owns 19 issued or allowed U.S. patents, and 21 families of patent applications relating to the composition, production, diagnostics and methods of therapeutic use for SomatoKine.

THE SOMATOKINE COMPLEX

     SomatoKine is the recombinant equivalent of the natural complex formed by the hormone insulin-like growth factor-I (IGF-I) and its major regulatory binding protein (BP3). IGF-I plays multiple roles in diverse biological processes, including preservation and formation of bone and muscle. IGF-I also plays a key role in the control of blood glucose. BP3 contains biological information important for the body's natural regulation of IGF-I bioavailability and biodistribution. Administration of SomatoKine, the IGF-I/BP3 complex, establishes a circulating reservoir of IGF-I that is proving in clinical research to be both safe and effective.


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"Celtrix Substantially Bolsters Its Patent Portfolio"
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ADDITIONAL INFORMATION

     Celtrix is a biopharmaceutical company developing therapeutics for seriously debilitating, degenerative conditions primarily associated with severe trauma, chronic diseases or aging. The company's focus is on SomatoKine, the novel IGF-I/BP3 complex, for treatment of a broad range of metabolic disorders. Celtrix has recently completed Phase II feasibility trials in severely osteoporotic patients recovering from hip fracture surgery and patients undergoing treatment for traumatic burns. The company has nearly completed Phase II clinical testing for the treatment of diabetes. Celtrix has also licensed rights for development of another molecule, TGF-beta-2, to Genzyme Corporation for incorporation into their comprehensive program for tissue repair. TGF-beta-2 is currently in Phase II clinical testing for treatment of dermal ulcers.

     This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the statements made, as a result of various factors, including risks associated with the issuance and continuation of the patents referred to in this press release, ability of the company to enter into a collaboration with a corporate partner for the continuation of the clinical trials, that such trials will continue to show the same observations, including any statistically relevant results in larger Phase II or Phase III trials, as well as risks associated with future research, the regulatory approval process, competitive products and other factors which are listed from time to time in Celtrix's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent Celtrix's judgment as of the date of this news release.

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